To the Shareholders:

I am pleased to report rental revenues for the Company totaled $48.1 million for the six months ended June 30, 1996, compared to $47.7 million for the same period last year. After excluding rental revenues of approximately $1.9 million from three buildings which were sold on July 31, 1995, rental revenues for the buildings owned by Koger Equity in both periods increased approximately 5.1 percent. This increase came primarily from higher rental rates on new and renewed leases. At June 30, 1996, the Company's portfolio of suburban office parks, containing 7,661,350 net rentable square feet, was 91% leased with an average annual rental rate of $13.91 per square foot.

Continuing the increase of the first quarter, net income for the Company rose to $2.2 million for the quarter ended June 30, 1996, as compared to $2 million for the same period last year. This improvement was due to increases in total revenues and reduction in interest expense due to significant debt reduction during 1995. Funds from operations increased by $1.7 million or 27%, to $8 million ($0.43 per share), for the quarter ended June 30, 1996, as compared to $6.3 million ($0.35 per share) for the same period last year. Net income totaled $5.2 million for the six months ended June 30, 1996, as compared to $4.2 million for the same period last year.

In July, we signed a loan application with The Northwestern Mutual Life Insurance Company for a $190 million non-recourse loan which will be secured by ten office parks. This loan will be divided into (i) a tranche in the amount of $100.5 million with a ten year maturity and an interest rate of 8.25 percent and
(ii) a tranche in the amount of $89.5 million with a maturity of 12 years and an interest rate of 8.33 percent. We are also seeking to refinance the $62 million balance of our debt and to establish a new bank revolving credit facility of approximately $50 million to finance growth opportunities. We look forward to completing the refinancings (which will eliminate restrictive covenants in the Company's existing debt) and arranging the new credit facility by the end of the year or in the first quarter of 1997.

On August 15, 1996, the Company entered into an agreement with the Internal Revenue Service settling matters with respect to the IRS's customary examination of the Company's 1992 and 1993 Federal income tax returns and the Koger Properties, Inc. ("KPI") final Federal income tax return through the effective date of the merger of KPI and the Company. Under the terms of the settlement, the amount of KPI's net operating tax loss carryforwards at the date of the merger has been settled at $30 million, and is useable at the rate of $7.9 million per year. Koger Equity's net operating tax loss carryforward available to offset REIT taxable income in 1996 is approximately $31.4 million. The Company regards the foregoing settlement as a favorable resolution of issues which were the subject of the IRS audit and in line with its tax strategy developed in connection with the KPI merger.

As previously announced, the board intends to reinstitute a dividend beginning next year. The favorable IRS settlement with respect to net operating tax loss carryforwards will not affect the tax loss carryforwards useable by the Company in 1996 or 1997 or its plan to reinstitute a dividend in 1997. The board expects to set a dividend record date in the fourth quarter for payment of an initial quarterly dividend early in the first quarter of 1997.

Our Company has made good progress through the first six months of the year, a fact which has been noticed by the securities markets. The closing price of Koger Equity's common stock on the American Stock Exchange on June 30 was $13 3/8, reflecting a total return of 25.8% for the first six months of 1996, compared to 6.82% for all equity REITs and 11.21% for our comparable group of office REITs over the same period. From June 30, 1995, to June 30, 1996, the total return for the Company's common stock was 52.9%.

The outlook for the balance of the year remains very favorable with funds from operations projected to approximate $32 million for 1996. The 1995 funds from operations was $24.2 million, which excludes $13.1 million for interest revenue on mortgage notes retired. We will keep you informed as we continue our efforts towards a successful completion of the year.

Cordially,



Victor A. Hughes, Jr.
Chairman of the Board of Directors
and Chief Executive Officer


The foregoing message contains forward-looking statements, together with related data and projections, about the Company's projected 1996 financial results and its proposed debt refinancing. The actual results for 1996 and of such refinancing activities could differ materially from those projected because of factors affecting the financial markets, reactions of the Company's existing or prospective lenders and investors, the ability of the Company to renew and enter into new leases on favorable terms, and other risk factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Cautionary Statement Relevant to Forward-Looking Information for Purpose of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

Condensed Consolidated Balance Sheets *
(Internally Prepared, Unaudited, in thousands)

- -------------------------------------------------------------------------------------------------------------------



                                                                                                      June 30,
                                                                                                      --------

ASSETS                                                                                         1996               1995
- ------                                                                                         ----               ----
Real Estate Investments:
   Operating properties                                                                    $574,801           $583,252
   Furniture and equipment                                                                    1,626              1,389
   Accumulated depreciation                                                                (72,220)           (54,270)
                                                                                           -------            -------

      Operating properties - net                                                            504,207            530,371
   Undeveloped land held for investment                                                      21,150             33,054
   Undeveloped land held for sale, at lower of cost or market value                           9,131              2,958
   Investment in TKPL mortgage notes                                                                            10,689
Cash and temporary investments                                                               35,563             17,420
Accounts receivable, net                                                                      4,177              3,931
Receivable from The Koger Partnership, Ltd.                                                                      2,773
Cost in excess of fair value of net assets acquired from
   KPI, net of accumulated amortization                                                       2,125              8,952
Other assets                                                                                  8,700              7,382
                                                                                           ========           ========
      TOTAL ASSETS                                                                         $585,053           $617,530

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
   Mortgages and loans payable                                                             $253,053           $318,753
   Accounts payable                                                                           1,768              1,726
   Accrued interest                                                                             263              1,596
   Accrued real estate taxes payable                                                          4,404              4,561
   Accrued liabilities - other                                                                4,913                917
   Advanced rents and security deposits                                                       3,709              4,151
                                                                                           ========           ========
      TOTAL LIABILITIES                                                                     268,110            331,704
Shareholders' Equity
   Common stock                                                                                 205                205
   Capital in excess of par value                                                           319,240            318,590
   Warrants                                                                                   2,246              2,251
   Retained earnings (Accumulated dividends in excess of net income)                         18,440           (11,560)
   Treasury stock, at cost                                                                 (23,188)           (23,660)
                                                                                           -------            -------
      TOTAL SHAREHOLDERS' EQUITY                                                            316,943            285,826
                                                                                           ========           ========
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                           $585,053           $617,530

* A copy of the Form 10-K Annual  Report and Form 10-Q  Quarterly  Report to the
Securities and Exchange Commission may be obtained without charge by writing to the Company.




Condensed Consolidated Statements of Operations
(Internally Prepared, Unaudited, in thousands except per share data)
- -------------------------------------------------------------------------------------------------------------------


                                                                     Three Months Ended                Six Months Ended
                                                                     ------------------                ----------------
                                                                          June 30,                         June 30,
                                                                          --------                         --------

                                                                      1996            1995            1996           1995
                                                                      ----            ----            ----           ----
REVENUES
   Rental                                                          $24,160         $24,255         $48,145        $47,737
   Other rental services                                               176             151             271            274
   Management fees                                                   1,971           1,406           3,693          2,754
   Interest                                                            429             294             802            659
   Gain on early retirement of debt                                                     19                            147
   Gain on TKPL Note to Southeast                                     (76)                            (76)
                                                                   =======         =======         =======        =======
      Total Revenues                                                26,660          26,125          52,835         51,571
                                                                    ------          ------          ------         ------
EXPENSES
   Property operations                                              10,345           9,840          20,264         19,549
   Depreciation and amortization                                     5,095           4,406          10,150          8,882
   Mortgage and loan interest                                        4,935           6,567           9,897         13,083
   General and administrative                                        1,402           2,175           2,868          3,620
   Direct cost of management fees                                    1,480             935           2,776          1,848
   Undeveloped land costs                                              138             152             267            314
   Litigation costs                                                    298                             553
   Loss on sale or disposition of assets                               423               1             423              3
                                                                   =======         =======         =======        =======
      Total Expenses                                                24,116          24,076          47,198         47,299
                                                                    ------          ------          ------         ------
INCOME BEFORE INCOME TAXES                                           2,544           2,049           5,637          4,272
                                                                    ------          ------          ------         ------
Income taxes                                                           330              23             407             42
                                                                    ------          ------          ------         ------
NET INCOME                                                           2,214           2,026           5,230          4,230
                                                                    ------          ------          ------         ------
EARNINGS (LOSS) PER COMMON SHARE                                   $0.12          $0.11          $0.28           $0.24
                                                                    ------          ------          ------         ------
AVERAGE SHARES OUTSTANDING                                          18,682          17,841          18,629         17,794
                                                                    ------          ------          ------         ------

Condensed Consolidated Statements of Funds from Operations (1)
(Internally Prepared, Unaudited, in thousands)
- -------------------------------------------------------------------------------------------------------------------


                                                                       Three Months Ended              Six Months Ended
                                                                       ------------------              ----------------
                                                                            June 30,                       June 30,
                                                                            --------                       --------

                                                                      1996            1995           1996            1995
                                                                      ----            ----           ----            ----
    Net Income                                                      $2,214          $2,026         $5,230          $4,230
    Add (deduct):
       Depreciation - real estate                                    4,718           4,014          9,378           8,046
       Amortization - deferred tenant costs                            209             118            434             279
       Amortization - goodwill                                          42             158             85             325
       Litigation costs                                                298                            553
       Loss on sale or disposition of assets                           423               1            423               3
       Gain on TKPL Note to Southeast                                   76                             76
       Gain on early retirement of debt                                               (19)                          (147)
                                                                    ======         =======        =======         =======
    FUNDS FROM OPERATIONS                                           $7,980         $ 6,298        $16,179         $12,736

     (1) Industry analysts generally consider Funds from Operations to be an important  measure of the performance of a real estate investment trust.


